151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2013 RESULTS

•	Fourth-quarter 2013 operating earnings per share (1) were $1.34

•	Full-year 2013 operating earnings per share (1) were $5.85

•	Net income (2) per share was $1.00 for the fourth quarter of 2013 and $5.33 for the full year

•	Medical membership increased in the fourth quarter of 2013 and totaled 22.2 million at December 31, 2013, a 22 percent increase over year-end 2012

•	Operating revenue (3) was $13.1 billion for the fourth quarter of 2013, a 47 percent increase over the corresponding period in 2012

•	Aetna reaffirms full-year 2014 operating earnings per share projection of at least $6.25 (4)

HARTFORD, Conn., February 6, 2014 - Aetna (NYSE: AET) announced fourth-quarter 2013 operating earnings (1) of $495.4 million, or $1.34 per share, a per share increase of 43 percent over the fourth quarter of 2012. Full-year 2013 operating earnings were $2.1 billion, or $5.85 per share. Net income (2) for the fourth quarter of 2013 was $368.9 million, or $1.00 per share. Net income for the quarter includes $.25 per share of transaction, integration-related and restructuring costs and a $.10 per share charge for changes in our life insurance claim payment practices, partially offset by $.01 per share of net realized capital gains. Full-year 2013 net income was $1.9 billion, or $5.33 per share. Aetna reaffirms full-year 2014 operating earnings per share projection of at least $6.25 (4). Beginning with 2014, Aetna's operating earnings and operating earnings per share and related projections exclude after tax amortization of other acquired intangible assets.

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Fourth-Quarter Financial Results at a Glance

(Millions, except per share results)	2013	2012	Change
Operating revenue (3)	$13,134.4	$8,956.1	47%
Total revenue	13,182.7	9,929.6	33%
Operating earnings (1)	495.4	317.0	56%
Net income (2)	368.9	190.1	94%

Per share results:
Operating earnings (1)	$1.34	$.94	43%
Net income (2)	1.00	.56	79%

Weighted average common shares - diluted	370.3	338.5

Full-Year Financial Results at a Glance

(Millions, except per share results)	2013	2012	Change
Operating revenue (3)	$47,194.7	$35,548.7	33%
Total revenue	47,294.6	36,599.8	29%
Operating earnings (1)	2,101.6	1,769.6	19%
Net income (2)	1,913.6	1,657.9	15%

Per share results:
Operating earnings (1)	$5.85	$5.13	14%
Net income (2)	5.33	4.81	11%

Weighted average common shares - diluted	359.2	345.0

“In 2013 Aetna completed the largest acquisition in our history, and delivered record annual operating revenues and operating earnings,” said Mark T. Bertolini, Aetna chairman, CEO and president. “We also achieved 14-percent growth in operating earnings per share year over year, well in excess of our long-term objective. Aetna’s solid fourth-quarter performance closes a great year for the company and is a continued testament to the strength of our diversified portfolio.

“We have strong momentum leading into 2014. We ended 2013 with record medical membership of nearly 22.2 million, and we now project medical membership to increase by approximately 50,000 at the end of the first quarter of 2014. One area of notable growth is in our Medicare Advantage business, which we project will add at least 110,000 new members in the first quarter. In 2014 we also expect to further expand our value-based network, including accountable care collaborations, which currently encompasses more than 1.5 million medical members,” said Bertolini.

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“Aetna's operating results for the fourth quarter and full year continue to be supported by solid revenue growth and operating margins,” said Shawn M. Guertin, Aetna executive vice president and CFO. “Aetna performed well across our core businesses in the fourth quarter, and our Coventry Health Care business continued to operate at the high end of our projections.

“We also had another strong year of cash generation, helping us to fund the Coventry acquisition and enabling us to repurchase $1.4 billion of our shares and increase our shareholder dividend. In total, Aetna returned nearly $1.7 billion of capital to our shareholders. Our financial position, capital structure and liquidity all continue to be very strong,” said Guertin.

Total company results

•
Operating earnings (1) were $495.4 million for the fourth quarter of 2013 compared with $317.0 million for the fourth quarter of 2012. Full-year 2013 operating earnings were $2.1 billion compared with $1.8 billion for full-year 2012. The increase in operating earnings in each period is primarily due to the inclusion of results from the acquisition of Coventry as well as higher underwriting margins primarily in our underlying Commercial business, partially offset by lower underwriting margins in our underlying Medicare business for the full year 2013.

•
Operating revenues (3) for the fourth quarter of 2013 were $13.1 billion compared with $9.0 billion for the fourth quarter of 2012. For full-year 2013, operating revenues were $47.2 billion compared with $35.5 billion for 2012. The increase in operating revenues in each period is primarily the result of higher Health Care premiums from the acquisition of Coventry as well as growth in our underlying Medicare membership and underlying Commercial Insured premium yield growth. Total revenue was $13.2 billion and $9.9 billion for the fourth quarters of 2013 and 2012, respectively, and $47.3 billion and $36.6 billion for full-year 2013 and 2012, respectively.

•
Operating Expenses (1) were $2.4 billion for the fourth quarter of 2013. The operating expense ratio (5) was 18.0 percent and 19.7 percent for the fourth quarters of 2013 and 2012, respectively. Our full-year operating expense ratio was 17.7 percent and 18.9 percent for 2013 and 2012, respectively. The improvement in the operating expense ratio is primarily driven by operating revenue growth from the acquisition of Coventry and continued execution of our expense initiatives, including execution on our Coventry-related cost synergies. The total company expense ratio was 19.0 percent and 19.4

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percent for the fourth quarters of 2013 and 2012, respectively, and 18.3 percent and 18.8 percent for the full years of 2013 and 2012, respectively.

•
Pre-tax Operating Margin (6) was 6.7 percent for the fourth quarter of 2013 compared with 6.5 percent for the fourth quarter of 2012. For full-year 2013, the pre-tax operating margin was 7.9 percent compared with 8.7 percent for full-year 2012. For the fourth quarter of 2013, the after-tax net income margin was 2.8 percent compared to 1.9 percent for the fourth-quarter of 2012. For full-year 2013, the after-tax net income margin was 4.0 percent compared to 4.5 percent for 2012.

•
Outstanding Shares were 362.2 million and 327.6 million as of December 31, 2013 and 2012, respectively. Share repurchases in the fourth quarter of 2013 totaled 6.8 million shares at a cost of $450 million. Full-year 2013 total repurchases were 23.0 million shares at a cost of $1.4 billion.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $493.0 million for the fourth quarter of 2013 compared with $307.9 million for the fourth quarter of 2012. Operating earnings were 60 percent higher in the fourth quarter of 2013 primarily due to the acquisition of Coventry as well as higher underwriting margins primarily in our underlying Commercial business.

•	Net income (2) was $402.4 million for the fourth quarter of 2013 compared with $217.0 million for the fourth quarter of 2012.

•
Operating revenues (3) of $12.4 billion for the fourth quarter of 2013 compared with $8.3 billion for the fourth quarter of 2012. The 50 percent increase is due primarily to the inclusion of Coventry revenue as well as growth in our underlying Medicare membership and underlying Commercial Insured premium yield growth. Total revenue for the fourth quarter of 2013 was $12.4 billion compared with $8.3 billion for the fourth quarter of 2012.

•	Sequentially, fourth-quarter 2013 medical membership increased by 38,000 due to growth in our Commercial Insured and Medicare businesses, partially offset by a modest decline in Medicaid membership.

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•	Medical benefit ratios (MBRs) for the fourth quarter and full-year of 2013 and 2012 were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Commercial	81.7%	83.4%	80.1%	81.1%

Medicare	87.9%	85.6%	88.1%	83.8%
Medicaid	84.7%	87.3%	85.6%	89.0%
Government (7)	87.0%	86.0%	87.5%	84.9%

Health Care	83.9%	84.1%	82.9%	82.2%

Our fourth-quarter 2013 Commercial MBR includes increased favorable development of prior periods' health care cost estimates, primarily attributable to 2013 performance, and the favorable effect of the collection of Affordable Care Act fees and taxes. The increase in our fourth-quarter 2013 Medicare MBR is primarily due to reflecting favorable 2012 experience in customer premiums on renewal in 2013 as well as underperformance in two specific Medicare product offerings and the impacts of sequestration. The improvement in our fourth-quarter 2013 Medicaid MBR is primarily due to the inclusion of Coventry, which added geographies carrying relatively lower MBRs.

•
Prior-years' health care costs payable estimates developed favorably by $448.8 million and $146.7 million during 2013 and 2012, respectively. This development does not directly correspond to an increase in our 2013 operating results. The development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in our annual audited financial statements.

Full-year 2013 operating earnings (1) for Health Care were $2.1 billion, compared with $1.8 billion in 2012. The increase in operating earnings was primarily due to the acquisition of Coventry in May 2013, as well as higher underwriting margins in our underlying Commercial business, partially offset by lower underwriting margins in our underlying Medicare business. Full-year 2013 net income (2) was $1.9 billion compared with $1.7 billion in 2012.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings (1) of $47.2 million for the fourth quarter of 2013 compared with $45.3 million for the fourth quarter of 2012.

•
Net income (2) of $12.9 million for the fourth quarter of 2013 compared with $49.6 million for the fourth quarter of 2012. Fourth-quarter 2013 net income includes a $35.7 million charge for changes during the fourth quarter of 2013 in our life insurance claim payment practices based on evolving industry practices and regulatory expectations and interpretations.

•
Operating revenues (3) of $591.3 million for the fourth quarter of 2013, a 10 percent increase over $535.2 million for the fourth quarter of 2012. Total revenue was $593.6 million in the fourth quarter of 2013 and $541.8 million in the fourth quarter of 2012.

Full-year 2013 operating earnings (1) for Group Insurance were $128.0 million, compared with $161.5 million in 2012. Operating earnings for 2013 declined compared to 2012, primarily reflecting lower underwriting margins in our Group Life products due to higher claim incidence, partially offset by higher underwriting margins in our Disability products. Full-year 2013 net income (2) was $125.2 million, compared to $176.3 million in 2012. Full-year 2013 net income includes the $35.7 million charge in the fourth quarter for changes in our life insurance claim payment practices and lower net realized capital gains, partially offset by a $32.1 million benefit related to the settlement of a reinsurance recoverable.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) of $5.0 million for the fourth quarter of 2013 compared with $4.4 million for the fourth quarter of 2012.

•	Net income (2) of $3.7 million for the fourth quarter of 2013 compared with $5.1 million for the fourth quarter of 2012.

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•
Operating revenues (3) of $119.3 million for the fourth quarter of 2013 compared with $131.6 million for the fourth quarter of 2012. Total revenue, which includes net realized capital losses or gains, was $162.1 million in the fourth quarter of 2013 compared with $1.1 billion in the fourth quarter of 2012. Fourth-quarter 2013 and 2012 total revenue also include $44.9 million and $941.4 million, respectively, of group annuity conversion premium related to the conversion of existing Large Case Pensions group annuity contracts from participating to non-participating contracts. That revenue in each period is offset by an equivalent benefit expense associated with each contract conversion.

Full-year 2013 operating earnings (1) for Large Case Pensions were $21.2 million, compared with $17.8 million for 2012. Full-year 2013 net income (2) was $68.8 million, compared with $17.4 million for 2012. Full-year 2013 net income includes a $55.9 million benefit related to the reduction of reserves for anticipated future losses on discontinued products. Full-year 2013 operating revenues (3) were $470.0 million, compared with $505.6 million for 2012. Full-year total revenue, which includes group annuity contract conversion premium on existing contracts and net realized capital losses in each period, was $556.2 million for 2013, compared with $1.4 billion for 2012.

Aetna's conference call to discuss fourth-quarter and full-year 2013 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-888-312-9849 or +1-719-325-2366 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 8302867. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 8302867. Telephone replays will be available until 11 p.m. ET on February 20, 2014.

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About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 44 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2013	2012	2013	2012
Revenue:
Health care premiums	$11,147.4	$7,269.9	$39,659.7	$28,872.0
Other premiums	516.4	474.8	2,077.9	1,902.0
Group annuity contract conversion premium	44.9	941.4	99.0	941.4
Fees and other revenue	1,224.4	971.8	4,550.5	3,853.5
Net investment income	246.2	240.6	916.3	922.2
Net realized capital gains (losses)	3.4	31.1	(8.8)	108.7
Total revenue	13,182.7	9,929.6	47,294.6	36,599.8

Benefits and expenses:
Health care costs	9,347.7	6,115.4	32,896.0	23,728.9
Current and future benefits	596.0	497.6	2,251.4	2,010.1
Benefit expense on group annuity contract conversion	44.9	941.4	99.0	941.4
Operating expenses:
Selling expenses	365.3	285.0	1,348.6	1,105.5
General and administrative expenses	2,142.0	1,639.4	7,296.8	5,770.9
Total operating expenses	2,507.3	1,924.4	8,645.4	6,876.4
Interest expense	86.3	76.6	333.7	268.8
Amortization of other acquired intangible assets	65.1	33.1	214.6	142.0
Reduction of reserve for anticipated future losses on
discontinued products	—	—	(86.0)	—
Loss on early extinguishment of long-term debt	—	49.5	—	84.9
Total benefits and expenses	12,647.3	9,638.0	44,354.1	34,052.5

Income before income taxes	535.4	291.6	2,940.5	2,547.3
Income taxes	166.6	101.0	1,028.6	887.5
Net income including non-controlling interests	368.8	190.6	1,911.9	1,659.8
Less: Net (loss) income attributable to non-controlling interests	(.1)	.5	(1.7)	1.9
Net income attributable to Aetna	$368.9	$190.1	$1,913.6	$1,657.9

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Summary of Results

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2013	2012	2013	2012
Operating earnings (1)	$495.4	$317.0	$2,101.6	$1,769.6
Transaction, integration-related and restructuring
costs, net of tax	(92.9)	(12.9)	(233.5)	(25.4)
Charge for changes in life insurance claim
payment practices, net of tax	(35.7)	—	(35.7)	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	55.9	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	32.1	—
Litigation-related settlement, net of tax	—	(78.0)	—	(78.0)
Loss on early extinguishment of long-term debt, net of tax	—	(32.2)	—	(55.2)
Severance charge, net of tax	—	(24.1)	—	(24.1)
Net realized capital gains (losses), net of tax	2.1	20.3	(6.8)	71.0
Net income (2) (GAAP measure)	$368.9	$190.1	$1,913.6	$1,657.9

Weighted average common shares - basic	365.9	333.6	355.4	340.1

Weighted average common shares - diluted	370.3	338.5	359.2	345.0

Per Common Share
Operating earnings (1)	$1.34	$.94	$5.85	$5.13
Transaction, integration-related and restructuring
costs, net of tax	(.25)	(.04)	(.65)	(.07)
Charge for changes in life insurance claim
payment practices, net of tax	(.10)	—	(.10)	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	.16	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	.09	—
Litigation-related settlement, net of tax	—	(.23)	—	(.23)
Loss on early extinguishment of long-term debt, net of tax	—	(.10)	—	(.16)
Severance charge, net of tax	—	(.07)	—	(.07)
Net realized capital gains (losses), net of tax	.01	.06	(.02)	.21
Net income (2) (GAAP measure)	$1.00	$.56	$5.33	$4.81

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Segment Information (8)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2013	2012	2013	2012
Health Care:
Operating revenue (3) (excludes net realized capital gains
and an other item)	$12,423.8	$8,289.3	$44,392.0	$32,918.3
Interest income on proceeds of transaction-related debt	—	1.0	2.5	1.0
Net realized capital gains	3.2	23.3	2.7	86.5
Total revenue (GAAP measure)	$12,427.0	$8,313.6	$44,397.2	$33,005.8

Commercial Medical Benefit Ratio:
Premiums	$6,645.6	$5,298.5	$24,481.2	$20,944.4
Health care costs	$5,432.5	$4,420.8	$19,618.0	$16,995.7

Commercial MBR (GAAP measure)	81.7%	83.4%	80.1%	81.1%

Medicare Medical Benefit Ratio:
Premiums	$3,218.3	$1,519.3	$11,333.2	$6,250.6
Health care costs	$2,827.8	$1,299.8	$9,986.7	$5,240.7

Medicare MBR (GAAP measure)	87.9%	85.6%	88.1%	83.8%

Medicaid Medical Benefit Ratio:
Premiums	$1,283.5	$452.1	$3,845.3	$1,677.0
Health care costs	$1,087.4	$394.8	$3,291.3	$1,492.5

Medicaid MBR (GAAP measure)	84.7%	87.3%	85.6%	89.0%

Government Medical Benefit Ratio:
Premiums	$4,501.8	$1,971.4	$15,178.5	$7,927.6
Health care costs	$3,915.2	$1,694.6	$13,278.0	$6,733.2

Government MBR (7) (GAAP measure)	87.0%	86.0%	87.5%	84.9%

Total Medical Benefit Ratio:
Premiums	$11,147.4	$7,269.9	$39,659.7	$28,872.0
Health care costs	$9,347.7	$6,115.4	$32,896.0	$23,728.9

Total MBR (GAAP measure)	83.9%	84.1%	82.9%	82.2%

Operating earnings (1)	$493.0	$307.9	$2,130.8	$1,752.1
Transaction, integration-related and restructuring
costs, net of tax	(92.6)	(4.1)	(219.0)	(14.1)
Litigation-related settlement, net of tax	—	(78.0)	—	(78.0)
Severance charge, net of tax	—	(24.1)	—	(24.1)
Net realized capital gains, net of tax	2.0	15.3	.7	56.6
Net income (2) (GAAP measure)	$402.4	$217.0	$1,912.5	$1,692.5

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Segment Information continued (8)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2013	2012	2013	2012
Group Insurance:
Operating revenue (3) (excludes net realized
capital gains and an other item)	$591.3	$535.2	$2,332.7	$2,124.8
Gain on sale of reinsurance recoverable	—	—	7.2	—
Net realized capital gains	2.3	6.6	1.3	22.7
Total revenue (GAAP measure)	$593.6	$541.8	$2,341.2	$2,147.5

Operating earnings (1)	$47.2	$45.3	$128.0	$161.5
Charge for changes in life insurance claim
payment practices, net of tax	(35.7)	—	(35.7)	—
Reversal of allowance and gain
on sale of reinsurance recoverable, net of tax	—	—	32.1	—
Net realized capital gains, net of tax	1.4	4.3	.8	14.8
Net income (2) (GAAP measure)	$12.9	$49.6	$125.2	$176.3

Large Case Pensions:
Operating revenue (3) (excludes net realized
capital (losses) gains and an other item)	$119.3	$131.6	$470.0	$505.6
Group annuity contract conversion premium	44.9	941.4	99.0	941.4
Net realized capital (losses) gains	(2.1)	1.2	(12.8)	(.5)
Total revenue (GAAP measure)	$162.1	$1,074.2	$556.2	$1,446.5

Operating earnings (1)	$5.0	$4.4	$21.2	$17.8
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	55.9	—
Net realized capital (losses) gains, net of tax	(1.3)	.7	(8.3)	(.4)
Net income (2) (GAAP measure)	$3.7	$5.1	$68.8	$17.4

Corporate Financing: (9)
Operating loss (1)	$(49.8)	$(40.6)	$(178.4)	$(161.8)
Transaction, integration-related and restructuring
costs, net of tax	(.3)	(8.8)	(14.5)	(11.3)
Loss on early extinguishment of long-term debt, net of tax	—	(32.2)	—	(55.2)
Net loss (GAAP measure)	$(50.1)	$(81.6)	$(192.9)	$(228.3)

Total Company:
Operating revenue (3) (excludes net realized capital gains (losses)
and other items) (A)	$13,134.4	$8,956.1	$47,194.7	$35,548.7
Group annuity contract conversion premium	44.9	941.4	99.0	941.4
Interest income on proceeds of transaction-related debt	—	1.0	2.5	1.0
Gain on sale of reinsurance recoverable	—	—	7.2	—
Net realized capital gains (losses)	3.4	31.1	(8.8)	108.7
Total revenue (GAAP measure) (B)	$13,182.7	$9,929.6	$47,294.6	$36,599.8

Operating expenses (C)	$2,364.1	$1,761.2	$8,373.0	$6,703.2
Transaction, integration-related and restructuring costs	143.2	6.2	314.6	16.2
Reversal of allowance on reinsurance recoverable	—	—	(42.2)	—
Litigation-related settlement	—	120.0	—	120.0
Severance charge	—	37.0	—	37.0
Total operating expenses (GAAP measure) (D)	$2,507.3	$1,924.4	$8,645.4	$6,876.4

Operating Expense Ratios:
Operating expense ratio (5) (C)/(A)	18.0%	19.7%	17.7%	18.9%
Total company expense ratio (D)/(B) (GAAP measure)	19.0%	19.4%	18.3%	18.8%

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Membership

	December 31,	September 30,	December 31,
(Thousands)	2013	2013	2012
Medical Membership:
Commercial	18,821	18,764	16,299
Medicare Advantage	968	961	448
Medicare Supplement	386	363	238
Medicaid	2,015	2,064	1,257
Total Medical Membership	22,190	22,152	18,242

Consumer-Directed Health Plans (10)	3,254	3,307	2,550

Dental Membership:
Total Dental Membership	14,145	14,215	13,615

Pharmacy Benefit Management Membership:
Commercial	10,191	10,124	8,002
Medicare Prescription Drug Plan (stand-alone)	2,166	2,139	479
Medicare Advantage Prescription Drug Plan	588	582	203
Medicaid	1,214	1,244	107
Total Pharmacy Benefit Management Services	14,159	14,089	8,791

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Operating Margins

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2013	2012	2013	2012
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$881.6	$581.9	$3,729.3	$3,106.5
Interest expense *	(86.3)	(63.0)	(313.0)	(251.4)
Amortization of other acquired intangible assets	(65.1)	(33.1)	(214.6)	(142.0)
Transaction, integration-related and restructuring costs	(143.2)	(18.8)	(332.8)	(32.6)
Charge for changes in life insurance claim payment practices	(55.0)	—	(55.0)	—
Reduction of reserve for anticipated future losses on
discontinued products	—	—	86.0	—
Reversal of allowance and gain on sale
of reinsurance recoverable	—	—	49.4	—
Litigation-related settlement	—	(120.0)	—	(120.0)
Loss on early extinguishment of long-term debt	—	(49.5)	—	(84.9)
Severance charge	—	(37.0)		(37.0)
Net realized capital gains (losses)	3.4	31.1	(8.8)	108.7
Income before income taxes (GAAP measure)	$535.4	$291.6	$2,940.5	$2,547.3

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense and
amortization of other acquired intangible assets, net of tax	$593.8	$379.4	$2,444.6	$2,025.3
Interest expense, net of tax *	(56.1)	(40.9)	(203.5)	(163.4)
Amortization of other acquired intangible assets, net of tax	(42.3)	(21.5)	(139.5)	(92.3)
Transaction, integration-related and restructuring
costs, net of tax	(92.9)	(12.9)	(233.5)	(25.4)
Charge for changes in life insurance claim
payment practices, net of tax	(35.7)	—	(35.7)	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	55.9	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	32.1	—
Litigation-related settlement, net of tax	—	(78.0)	—	(78.0)
Loss on early extinguishment of long-term debt, net of tax	—	(32.2)	—	(55.2)
Severance charge, net of tax	—	(24.1)	—	(24.1)
Net realized capital gains (losses), net of tax	2.1	20.3	(6.8)	71.0
Net income (2) (GAAP measure) (B)	$368.9	$190.1	$1,913.6	$1,657.9

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital gains (losses)
and other items) (C)	$13,134.4	$8,956.1	$47,194.7	$35,548.7
Group annuity contract conversion premium	44.9	941.4	99.0	941.4
Interest income on proceeds of transaction-related debt	—	1.0	2.5	1.0
Gain on sale of reinsurance recoverable	—	—	7.2	—
Net realized capital gains (losses)	3.4	31.1	(8.8)	108.7
Total revenue (GAAP measure) (D)	$13,182.7	$9,929.6	$47,294.6	$36,599.8

Operating and Net Income Margins:
Pretax operating margin (6) (A)/(C)	6.7%	6.5%	7.9%	8.7%
After-tax net income margin (B)/(D) (GAAP measure)	2.8%	1.9%	4.0%	4.5%

*
Interest expense of $203.5 million ($313.0 million pretax) for the year ended December 31, 2013, excludes the negative cost of carry on transaction-related debt issued in connection with the acquisition of Coventry. Those costs are presented within transaction, integration-related and restructuring costs prior to the closing of the acquisition of Coventry, which occurred on May 7, 2013 (the "Acquisition Date"). After the Acquisition Date, the interest expense associated with the transaction-related debt is included in interest expense. Interest expense of $40.9 million ($63.0 million pretax) and $163.4 million ($251.4 million pretax), for the fourth quarter and year ended December 31, 2012, respectively, each exclude the negative cost of carry on transaction-related debt issued in connection with the acquisition of Coventry and costs associated with the bridge credit agreement that was in effect prior to the Coventry acquisition. These costs are presented within transaction, integration-related and restructuring costs.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and operating expenses exclude, as applicable, net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and the allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Non-GAAP financial measures we disclose, such as operating earnings, operating earnings per share, operating revenue and our operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.

For the periods covered in this press release, the following items are excluded from operating earnings and operating expenses, as applicable, because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
We incurred transaction, integration-related and restructuring costs of $92.9 million ($143.2 million pretax) and $233.5 million ($332.8 million pretax) during the three months and year ended December 31, 2013, respectively, and $12.9 million ($18.8 million pretax) and $25.4 million ($32.6 million pretax) during the three months and year ended December 31, 2012, respectively.  Transaction and integration-related costs are related to the acquisition of Coventry. Restructuring costs, primarily comprised of severance and real estate consolidation costs, are related to the acquisition of Coventry and Aetna's expense management and cost control initiatives. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in our GAAP Consolidated Statements of Income in general and administrative expenses, as well as the cost of the bridge credit agreement that was in effect prior to the Coventry acquisition, which is reflected in the GAAP Consolidated Statements of Income in interest expense. Transaction costs also include transaction-related payments as well as expenses related to the negative cost of carry associated with the permanent financing that we obtained in November 2012 for the Coventry acquisition. Prior to the Acquisition Date, the negative cost of carry associated with the permanent financing was excluded from operating earnings and operating earnings per share. The components of the negative cost of carry are reflected in our GAAP Consolidated Statements of Income in interest expense, net investment income, and general and administrative expenses. On and after the Acquisition Date, the interest expense and general and administrative expenses associated with the permanent financing are no longer excluded from operating earnings or operating earnings per share.

•
In the fourth quarter of 2013, we increased our estimated liability for unpaid life insurance claims with respect to insureds who passed away on or before December 31, 2013, and recorded in current and future benefits a charge of $35.7 million ($55.0 million pretax) as a result of changes during the fourth quarter of 2013 in our life insurance claim payment practices (including related escheatment practices) based on evolving industry practices and regulatory expectations and interpretations.

•
In both 2013 and 2012, pursuant to contractual rights exercised by contract holders, certain existing group annuity contracts were converted from participating to non-participating contracts.  Upon conversion, we recorded $44.9 million and $99.0 million of non-cash group annuity conversion premium during the three months and year ended December 31, 2013, respectively, and $941.4 million during the three months and year ended December 31, 2012. In each period, this non-cash group annuity conversion premium was offset by a corresponding non-cash benefit expense on group annuity conversion for these contracts. The group annuity conversions are excluded from both operating revenue and current and future benefits as an other item.

•
We reduced the reserve for anticipated future losses on discontinued products by $55.9 million ($86.0 million pretax) in the second quarter of 2013. We believe excluding any changes in the reserve for anticipated future losses on discontinued products from operating earnings provides more useful information as to our continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect our operating results.

•
In 2008, as a result of the liquidation proceedings of Lehman Re Ltd. ("Lehman Re"), a subsidiary of Lehman Brothers Holdings Inc., we recorded an allowance against our reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax). This reinsurance was placed in 1999 and was on a closed book of paid-up group whole life insurance business. In the second quarter of 2013, we sold our claim against Lehman Re to an unrelated third party (including the reinsurance recoverable) and terminated the reinsurance arrangement. Upon the sale of the claim and termination of the arrangement, we released the related allowance thereby reducing other general and administrative expenses by $27.4 million ($42.2 million pretax) and recognized a $4.7 million ($7.2 million pretax) gain on the sale in fees and other revenue.

•
In the fourth quarter of 2012, we recorded a charge of $78.0 million ($120.0 million pretax) related to the settlement of purported class action litigation regarding Aetna's payment practices related to out-of-network health care providers.

•
We incurred a loss on the early extinguishment of long-term debt of $32.2 million ($49.5 million pretax) and $55.2 million ($84.9 million pretax) during the three months and year ended December 31, 2012, respectively, related to repurchases of certain of our outstanding senior notes.

•	In the fourth quarter of 2012, we recorded a severance charge of $24.1 million ($37.0 million pretax) related to actions taken in 2012 and 2013.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

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For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 10 through 12 and 14 of this press release.

(2) Net Income refers to net income attributable to Aetna reported in the GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income and net income per share are based upon net income attributable to Aetna, which exclude amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses, the gain on sale of a reinsurance recoverable from Lehman Re, interest income on the proceeds of the transaction-related debt and premium from group annuity contract conversions, as noted in (1) above. Refer to the tables on pages 11, 12 and 14 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

(4) Projected 2014 operating earnings per share exclude from net income estimated after-tax amortization of other acquired intangible assets of approximately $155 million ($238 million pretax), projected integration-related costs related to the Coventry acquisition, any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. After-tax amortization of other acquired intangible assets relates to our acquisition activities, including Coventry. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than projected integration-related costs related to the Coventry acquisition) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected full-year 2014 operating earnings per share reflect approximately 358 million weighted average diluted shares.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenues or operating expenses, as noted in (1) above. For a reconciliation of this metric to the comparable GAAP measure refer to page 12 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Our Government MBR is the combined MBR of our Medicare and Medicaid businesses.

(8) Operating revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(9) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. The net loss of the Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses (benefits). As described in (1) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Prior to the Acquisition Date, the Corporate Financing operating loss excluded the interest expense components of transaction-related costs. Since the Acquisition Date, the Corporate Financing operating loss has included the interest expense component of transaction-related costs.

(10) Represents members in consumer-directed health plans included in Aetna's Commercial medical membership.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, first-quarter 2014 medical membership growth, including Medicare Advantage membership growth, our ability to expand our value-based network arrangements in 2014, amortization of other acquired intangible assets and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation, including collection of Health Care Reform fees, assessments and taxes through increased premiums; the implementation of health insurance exchanges, including public exchange membership levels and medical benefit utilization by public exchange members; our ability to achieve the synergies and value creation contemplated by the Coventry acquisition; our ability to promptly and effectively integrate Coventry's businesses; the diversion of management time on Coventry integration-related issues; the final allocation of the Coventry purchase price in our financial statements; our ability to offset Medicare Advantage rate pressures; and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Components of the legislation will be phased in over the next several years, with the most significant changes occurring in 2014, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including Medicaid expansion, employer penalties and the implementation of Medicare minimum medical loss ratios, require further guidance and clarification at both the federal level

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and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); our ability to diversify our sources of revenue and earnings (including by expanding our foreign operations), transform our business model and optimize our business platforms; the success of our HealthagenSM, Accountable Care Solutions and health information technology initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; failure to adequately implement Health Care Reform; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Coventry and other businesses we may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; increases resulting from unfavorable changes in contracting or re-contracting with providers; and increased pharmacy costs, including in our health insurance exchange products); our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; a downgrade in our financial ratings; our ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to demonstrate that our products lead to access to quality care by our members; our ability to maintain our relationships with third-party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; the ability to successfully complete the implementation of our agreement with CVS Caremark Corporation on a timely basis and to achieve projected operating efficiencies for the agreement; and adverse impacts from any failure to raise the U.S. Federal government's debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2012 Annual Report on Form 10-K ("Aetna's 2012 Annual Report") and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 ("Aetna's Quarterly Report"), each on file with the Securities and Exchange Commission (the "SEC"). You also should read Aetna's 2012 Annual Report and Aetna's Quarterly Report on file with the SEC and Aetna's 2013 Annual Report on Form 10-K when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.